LM CAPITAL GROUP, LLC

INVESTMENT ADVISER CODE OF ETHICS












          [C] Copyright 2013, National Regulatory Services. All rights reserved.


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1/4/2013 TO CURRENT

TABLE OF CONTENTS

1 -Statement of General Policy 3 2 -Acknowledgement 4 3 -Advertising 5 4 -Conflicts of Interest 6 5 -Gifts and Entertainment 7 6 -Outside Business Activities and Prior Employment 8 7 -Personal Securities Transactions 9 8 -Political Contributions 12 9 -Prohibition Against Insider Trading 14 10 -Protecting the Confidentiality of Client Information 16 11 -Records 18 12 -Reporting Violations and Sanctions 19 13 -Rumor Mongering 20 14 -Service as an Officer or Director 22 15 -Social Media 23 16 -Standards of Business Conduct 24 17 -Whistleblower Policy 25 18 -Definitions 26

     ADDENDA

     Annual Compliance Form

     Duplicate Statement Request

     Gift Form

     Outside Business Activites

     Quarterly Securties

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                          STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") has been adopted by LM Capital Group, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of LM Capital Group, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that LM Capital Group, LLC and its employees owe a fiduciary duty to LM Capital Group, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid
(i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by LM Capital Group, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both LM Capital Group, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the LM Capital Group, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

LM Capital Group, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

o The duty to have a reasonable, independent basis for the investment advice provided;

o The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;

o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

o    A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, LM Capital Group, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with LM Capital Group, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with LM Capital Group, LLC. LM Capital Group, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer
(CCO), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with LM Capital Group, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of LM Capital Group, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental

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principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. LM Capital Group, LLC will maintain such information on a confidential basis.

The CCO will periodically report to the senior management of LM Capital Group, LLC to document compliance with this Code.

All supervised persons of LM Capital Group, LLC must acknowledge their access and understanding to the firms Code of Ethics in writing, on an annual basis. In addition, all supervised persons must complete an initial (within 30 days of hire), as well as an annual Compliance Questionnaire

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                                ACKNOWLEDGEMENT

INITIAL ACKNOWLEDGEMENT

All supervised persons will be provided with a copy of the Code and must initially acknowledge in writing to the Chief Compliance Officer (CCO) that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code. (Access Persons).

ACKNOWLEDGEMENT OF AMENDMENTS

All supervised persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

ANNUAL ACKNOWLEDGEMENT

All supervised persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code. (Access Persons)

FURTHER INFORMATION

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

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                                  ADVERTISING

All communications with clients, prospective clients, the media and others must be fair, balanced and truthful. Communications with the press is restricted to senior management, who should advise the Chief Compliance Officer (CCO) immediately of such contact. Any presentations or communications made by Sr. Management with the press are to be reviewed and approved by compliance prior to use.

In order to protect client confidentiality, it is critically important that no client ever be identified in any publicly distributed document without the client's express written consent."

Presenting a selective list of current recommendations (currently held securities) or recent recommendations (recently sold securities) may raise past specific recommendations issues under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

The SEC staff has stated that the distribution of an article reprint would be prohibited if the reprint included false or misleading information about: the experience of advisory clients, the possibility of a prospective client having an investment experience similar to that of prior clients, or the adviser's competence." LM Capital's separate Advertising Compliance Procedures cover, among other things, specific requirements for pre-- approval of marketing material, electronic communications requirements, and requirements relating to performance advertising. Further information is included in the "Social Media" section of the firms Code of Ethics, as well as the "Advertising" section in the firms Compliance Policies and Procedures Manual

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                             CONFLICTS OF INTEREST

Conflicts of interest may exist between various individuals and entities, including LM Capital, supervised persons, and current or prospective clients. Any failure to identify or properly address a conflict can have severe negative repercussions for LM Capital, its supervised persons, and/or clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

LM Capital's policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so supervised persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve LM Capital and/or its supervised persons on one hand, and clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of clients over the interests of LM Capital and its supervised persons. If a supervised person believes that a conflict of interest has not been identified or appropriately addressed, that supervised person should promptly bring the issue to the Chief Compliance Officers (CCO) attention.

In some instances conflicts of interest may arise among clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more clients have been unfairly disadvantaged. Supervised persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest among clients has not been appropriately addressed.

It may sometimes be beneficial for LM Capital to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO will document LM Capital's assessment of, and response to, such conflicts.


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                            GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. LM Capital Group, LLC has adopted the policies set forth below to guide access persons in this area.

GENERAL POLICY

LM Capital Group, LLC's policy with respect to gifts and entertainment is as follows:

o Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

o Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving LM Capital Group, LLC, or that others might reasonably believe would influence those decisions;

o Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

o Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

REPORTING REQUIREMENTS

o Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of LM Capital Group, LLC, including gifts and gratuities with value in excess of $300 per year, must report the gift to the Chief Compliance Officer (CCO) before accepting such gift.

o This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with LM Capital Group, LLC.

o This gift reporting requirement is for the purpose of helping LM Capital Group, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

o Any gift received by supervised person under the value of $300 should be reported to the CCO. The CCO will maintain a file containing information about all gifts received by supervised persons. (excluding bona fide meals/entertainment)

o A 'gift' includes any type of gratuity, favor, service, discount or price concession, loan (except from a relative), fee, compensation, securities, real property, or anything of monetary value. If a Supervised Person receives anything of value directly or indirectly that violates this policy her or she must promptly notify the Compliance Department. Accepting cash in any amount is strictly prohibited. If there is a question regarding the value of a gift the Compliance Department must make the final determination as to the value.

'Entertainment' includes activities such as dinners, sporting events, and theater tickets.

The Chief Compliance Officer will maintain a list of all client's gift policies in the compliance books and records folders.

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                OUTSIDE BUSINESS ACTIVITIES AND PRIOR EMPLOYMENT

OUTSIDE BUSINESS ACTIVITIES

Supervised Persons are prohibited from engaging in outside activities without the prior written approval of the Chief Compliance Officer (CCO). Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Supervised Persons may use the attached Request for Approval of Outside Business Activities to seek approval for outside business activities. The CCO will use the Outside Business Activity Log to track a Supervised Persons participation in outside business activities.

Supervised Persons may not utilize property of LM Capital, or utilize the services of LM Capital or its employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO and Sr. Management. For this purpose, "property" means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

Supervised Persons may not participate in any business opportunity that comes to his or her attention as a result of his or her association with LM Capital and in which he or she knows that LM Capital might be expected to participate or have an interest, without:

o    Disclosing in writing all necessary facts to the CCO;
o    Offering the particular opportunity to LM Capital; and
o    Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of LM Capital's business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by LM Capital may benefit that Supervised Person or a family member, either directly or indirectly, then the Supervised Person must immediately disclose this possibility to the CCO.

No Supervised Person may borrow from or become indebted to any person, business or company having business dealings or a relationship with LM Capital, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use LM Capital's name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Supervised Persons who are granted approval to engage in an outside business activity must not transmit Material Non-Public Information between LM Capital and the outside entity. If participation in the outside business activity results in the Supervised Person's receipt of Material Non-Public Information that could reasonably be viewed as relevant to LM Capital's business activities, the Supervised Person must discuss the scope and nature of the information flow with the CCO. Similarly, if an Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

PRIOR EMPLOYMENT ARRANGEMENTS

Supervised Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to LM Capital and to any prior employers. Any concerns regarding their prior employment with the any client, or potential client of LM Capital Group, LLC, must be disclosed to the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in a previous employment agreement, and any prior political contributions made.

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                        PERSONAL SECURITIES TRANSACTIONS

GENERAL POLICY

LM Capital Group, LLC has adopted the following principles, in accordance with Rule 204A-1, for governing personal investment activities by LM Capital Group, LLC's access persons under the Investment Advisers Act of 1940 ("Advisers Act"). The Chief Compliance Officer (CCO) will maintain an updated list, as well as a running 5 year list, of staff deemed to be considered "access persons". An access person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. LM Capital Group, LLC considers its access persons to include portfolio management personnel, traders and analysts.

In accordance with Rule 204-A-1 under the Advisers Act:

o    The interests of client accounts will at all times be placed first;
o All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
o    Access persons must not take inappropriate advantage of their positions.
o Access persons are required to various reports (described below) with the firms CCO

PRE-CLEARANCE FOR PRIVATE OR LIMITED OFFERINGS

No access person shall acquire any beneficial ownership in any securities in a limited offering or private placement without prior written approval from the CCO, who has been provided with full details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the access person's activities on behalf of a client, and, if approved, will be the subject to continuous monitoring for possible future conflicts.

PRE-CLEARANCE FOR PARTICIPATION IN IPO'S

No access person shall acquire any beneficial ownership in any securities as part of an Initial Public Offering without prior written approval from the CCO, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person's activities on behalf of a client) and, if approved, will be the subject to continuous monitoring for possible future conflicts.

BLACKOUT PERIOD

No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within seven (7) calendar days after an access person executed a transaction in the same security, The CCO will review the access person's and the client's transactions to determine whether the access person did not meet his or her fiduciary duties to the client in violation of this Code.

INTERESTED TRANSACTIONS

No access person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

o any direct or indirect beneficial ownership of any securities of such issuer;
o    any contemplated transaction by such person in such securities;

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o    any position with such issuer or its affiliates; and
o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

SHORT-TERM TRADING PROFITS

No access person shall profit from the purchase and sale, or sale and purchase, of the same Reportable Security of which such person has beneficial ownership within 30 calendar days (and which are held in client accounts). This prohibition does not, however, apply to trades within Automatic Investment Plans or that have been pre-approved in writing by the CCO or other designee. Any prohibited short-term profits are subject to disgorgement.

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(1) Holdings reports. On an annual basis, all access persons, must submit to the Chief Compliance Officer a report of the holdings in the all of the access person's outside securities accounts, as well as accounts over which the access person exercises control over, including accounts of the access person's immediate family and/or household. This also includes any accounts that do not hold "reportable securities". The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted. Brokerage Statements may satisfy this reporting requirement. Holdings reports must meet the following requirements:

(i) Content of holdings reports. Each holdings report must contain, at a minimum:

(A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

(C) The date the access person submits the report.

(ii) Timing of holdings reports. Access persons must each submit a holdings report:

(A) No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(B) On January 31st annually. The information must be current as of a date no more than 45 days prior to the date the report was submitted.

(2) Transaction reports. All access persons must submit to the Chief Compliance Officer, quarterly securities transactions in the all of the access person's securities accounts, as well as accounts over which the access person exercises control over, including accounts of the access person's immediate family and/or household. The CCO will initiate the collection of this information by circulating a Quarterly Transaction Report Form to each access person at the end of each quarter. Each access person must complete this form within 30 days of quarters end and return the form to the CCO for review and signature of approval. Because brokerage statements are not always received within 30 days of quarters end, a separate Quarterly Transaction Report must be completed by each Access Person. Transaction Reports must meet the following requirements:

(i) Content of transaction reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) The price of the security at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

(E) The date the access person submits the report.

(ii) Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter. In addition, all access persons must report if any new accounts have been opened during the prior quarter.

(3) Reportable Securities

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a Rule 204A-1 treats all securities as reportable securities, with the following five exceptions:

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o    Transactions and holdings in direct obligations of the Government of the
     United States.

o Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

o    Shares of money market funds.

o Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

o Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

(4) Account and transaction exceptions from reporting requirements include:

     (i) Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

     (ii) A transaction report with respect to transactions effected pursuant to an automatic investment plan;

     (iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are received for our records, so long as they are received no later than 30 days after the end of the applicable calendar quarter.

MONITORING AND REVIEW OF PERSONAL SECURITIES TRANSACTIONS

The CCO, will monitor and review all reports required under the Code for compliance with LM Capital Group, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of all access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by LM
Capital Group, LLC. Any transactions for any accounts of the CCO will be reviewed and approved by the Managing Director. The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform access persons of their reporting obligations.

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                            POLITICAL CONTRIBUTIONS

The SEC adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees ('covered associates') can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm. An adviser subject to the pay to play rule that is also subject to Advisers Act rule 204-2 must begin to keep such a record on March 14, 2011

The following terms apply to LM Capital Group, LLC's Political Contributions policy:

"Contribution" is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"A covered associate" of an adviser is defined to include: Any general partner, managing member or executive officer, or other individual with a similar status or function; any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and any political action committee controlled by the adviser or by any person that meets the definition of a covered associate.

"A government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or agency.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a 'timeout" period); (2) an adviser and its "covered associates" are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

The rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the Rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.


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                                 GENERAL POLICY

It is LM Capital Group, LLC's policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

LM Capital Group, LLC recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of this Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, LM Capital Group, LLC's practice is to restrict, monitor and require prior approval of any political contributions to government officials.

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o    The CCO (Chief Compliance Officer) will determine who is deemed to be a
     "covered associate" of the firm, each such person will be promptly informed of his or her status as a covered associate. LM Capital Group, LLC considers its covered associates all of its Sr. Management, Business Development staff and general partners (shareholders) of the firm.
o The CCO will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate) if such person will be soliciting municipal business;
o On at least an annual basis, the CCO will require covered associates to confirm that such person(s) have reported any and all political contributions.


RECORDKEEPING REQUIREMENTS

The CCO will create and maintain a list of current government clients. In addition, the CCO will maintain a file of all approved political contributions made by the firms supervised persons.

PRE-CLEARANCE REQUIRED BY COVERED ASSOCIATES FOR POLITICAL CONTRIBUTIONS AND RUNNING FOR POLITICAL OFFICE

No covered associate shall make a political contribution without prior written approval of the CCO who has been provided with full details of the proposed contribution. Such information will be reported to the CCO utilizing LM Capital Group, LLC's Political Contribution Pre-Approval Form; approval or denial of such request will also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, LM Capital Group, LLC requires covered associates to obtain pre-clearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

Employees must also obtain written pre-approval from the Compliance Officer prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with LM Capital's business activities.

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                      PROHIBITION AGAINST INSIDER TRADING

INTRODUCTION

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and LM Capital Group, LLC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and LM Capital Group, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of LM Capital Group, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance officer (CCO) immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

GENERAL POLICY

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by LM Capital Group, LLC), while in the possession of material, nonpublic information, nor may any personnel of LM Capital Group, LLC communicate material, nonpublic information to others in violation of the law.

1. WHAT IS MATERIAL INFORMATION?

     Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

     Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

     The SEC's position that the term "material nonpublic information" relates not only to issuers but also to LM Capital Group, LLC's securities recommendations and client securities holdings and transactions.

2. WHAT IS NONPUBLIC INFORMATION?

     Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. IDENTIFYING INSIDE INFORMATION

     Before executing any trade for yourself or others, including investment funds or private accounts managed by LM Capital Group, LLC ("Client Accounts"), it must be determined whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

o    Report the information and proposed trade immediately to the CCO.
o Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
o Do not communicate the information inside or outside the Firm, other than to the CCO.
o After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4. CONTACTS WITH PUBLIC COMPANIES

     Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of LM Capital Group, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, LM Capital Group, LLC must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. TENDER OFFERS

     Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of LM Capital Group, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. RESTRICTED/WATCH LISTS

     Although LM Capital Group, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. In the rare occasion where it is required, the CCO may place certain securities on a restricted or "watch list." If this were to occur, access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.

     The CCO shall take steps to immediately inform all access persons of the securities listed on the watch list, and of the restrictions referenced above.

7. INTENTIONAL RECEIPT OF NON-PUBLIC INFORMATION ABOUT PUBLIC ISSUERS

     In certain circumstances LM Capital may intentionally obtain non-public information about public issuers. For example, the Company might be provided with non-public information in connection with certain types of debt investments. LM Capital might also be invited to participate in a private offering of a public equity (a "PIPE") or a tender offer. LM Capital's receipt of non-public information about a public issuer may limit the Company's ability to trade in that issuer's public securities, so the CCO, along with Sr. Management, must carefully consider the benefits and limitations before non-public information is received. Only Sr. Management is authorized to sign confidentiality agreements on LM Capital's behalf in connection with the potential receipt of non-public information, and employees should consult with the CCO before gaining access to documents or databases, or engaging in conversations, that are expected to yield non-public information. To the extent that the CCO approves LM Capital's receipt of non-public information, the CCO will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities.

              PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

CONFIDENTIAL CLIENT INFORMATION

In the course of investment advisory activities of LM Capital Group, LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by LM Capital Group, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to LM Capital Group, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION

All information regarding LM Capital Group, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. LM Capital Group, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. LM Capital Group, LLC will require that any financial intermediary, agent or other service provider utilized by LM Capital Group, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by LM Capital Group, LLC only for the performance of the specific service requested by LM Capital Group, LLC;
o As required by regulatory authorities or law enforcement officials who have jurisdiction over LM Capital Group, LLC, or as otherwise required by any applicable law. In the event LM Capital Group, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, LM Capital Group, LLC shall disclose only such information, and only in such detail, as is legally required;
o To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

EMPLOYEE RESPONSIBILITIES

All supervised persons are prohibited, either during or after the termination of their employment with LM Capital Group, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the LM Capital Group, LLC's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with LM Capital Group, LLC, must return all such documents to LM Capital Group, LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

SECURITY OF CONFIDENTIAL PERSONAL INFORMATION

LM Capital Group, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

o The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide LM Capital Group, LLC's services to clients;
o Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
o All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
o Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

                                 PRIVACY POLICY

As a registered investment adviser, LM Capital Group, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P LM Capital Group, LLC has adopted policies and procedures to safeguard the information of natural person clients.

LM Capital Group, LLC has developed, implemented and maintained a privacy policy that will adhere to the Commonwealth of MA. Law, 201 CMR 17.03. All client information is safeguarded in an appropriate manner that ensures administrative, technical and physical safeguards from the access and dissemination of client information. LM Capital Group, LLC. restricts access to nonpublic personal information to those employees who need to know such information in order to provide services to our clients. For those employees who do have access to personal information, this information is stored safely, for both physical and electronic records. In the case of current LM Capital Group, LLC. client(s) that reside in the Commonwealth of MA., only the information of the clients custodian account is used in conducting daily business and communication regarding this client and account.

A copy of the Privacy Notice is sent annually to all non-institutional clients of LM Capital Group, LLC. The client is required to acknowledge receipt of the privacy notice in writing, and a copy of this acknowledgement maintained in the clients file. Alternatively, the annual Privacy Notice will be met if the firm provides a copy of its form ADV, Part II containing the Firm's Privacy Notice to each client within 90 days following the close of the firm's fiscal year.

ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES

The CCO is responsible for reviewing, maintaining and enforcing LM Capital Group, LLC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the CCO.

                                    RECORDS

The Chief Compliance Officer (CCO) shall maintain and cause to be maintained in a readily accessible place the following records:

o A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

o A record of any violation of LM Capital Group, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

o A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of LM Capital Group, LLC;

o A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

o A list of all persons who are, or within the preceding five years have been, access persons;

o A record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

o    A record of all political contributions made by "covered associates"

o A record of all gifts received (outside of approved meals and entertainment) by all supervised persons

o    A list of all client gift policies

o    A file of all supervised persons outside business activities

o    A file of Trade Errors

o A copy of the firms Compliance Policies and Procedures Manual and attestation from each supervised person of access to, and understanding of the manual

o    A file of all supervised persons approved Outside Business Activities

o    Any documented communication between the firm and any regulatory body

o    A copy of each supervised persons initial and Annual Compliance
     Questionnaire

                       REPORTING VIOLATIONS AND SANCTIONS

Improper actions by LM Capital or its supervised persons could have severe negative consequences for LM Capital, its clients, and its supervised persons. Impropriety, or even the appearance of impropriety, could negatively impact all supervised persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the Chief Compliance Officer (CCO). Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to senior management on the matter. Any problems identified during the review will be addressed in ways that reflect LM Capital's fiduciary duty to its clients.

A supervised person's identification of a material compliance issue will be viewed favorably by the LM Capital's senior management. Retaliation against any supervised person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a supervised person believes that he or she has been retaliated against, he or she should notify senior management directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the compliance manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a supervised person to civil, regulatory or criminal sanctions. No supervised person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

LM Capital prohibits any director or employee from retaliating or taking adverse action against anyone for raising suspected Code violations. Any individual who has been found to have engaged in retaliation against any employee for raising, in good faith, a possible code violation or for participating in the investigation of such a possible violation may be subject to disciplinary action, up to and including termination of employment. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to the CCO. If the individual believes the CCO is involved in the retaliation, such person should report the situation to LM Capital's Managing Director.

                                RUMOR MONGERING

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer's share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and will not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the firm may trade on inside information which was leaked in violation of the law.

GENERAL POLICY

It is LM Capital Group, LLC's policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of LM Capital Group, LLC shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from LM Capital Group, LLC should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the firm's records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer (CCO) or a member of senior management.

WHAT IS A RUMOR? IN THE CONTEXT OF THIS POLICY, "RUMOR" MEANS EITHER A FALSE OR MISLEADING STATEMENT WHICH HAS BEEN DELIBERATELY FABRICATED OR A STATEMENT OR OTHER INFORMATION PURPORTING TO BE FACTUAL BUT WHICH IS UNSUBSTANTIATED. A STATEMENT IS NOT A RUMOR IF IT IS CLEARLY AN EXPRESSION OF OPINION, SUCH AS AN ANALYST'S VIEW OF A COMPANY'S PROSPECTS. RUMORS OFTEN ORIGINATE FROM BUT ARE NOT LIMITED TO INTERNET BLOGS OR BULLETIN BOARDS AMONG OTHER SOURCES.

WHEN IS A RUMOR UNSUBSTANTIATED? IN THE CONTEXT OF THIS POLICY, A RUMOR IS UNSUBSTANTIATED WHEN IT IS:

o    not published by widely circulated public media, or

o    the source is not identified in writing, and

o there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

o there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

WHEN MAY A RUMOR BE COMMUNICATED? RUMORS MAY BE DISCUSSED LEGITIMATELY WITHIN THE CONFINES OF THE FIRM, FOR EXAMPLE, WITHIN AN INVESTMENT COMMITTEE MEETING, WHEN APPROPRIATE, FOR EXAMPLE, TO EXPLAIN OR SPECULATE REGARDING OBSERVABLE MARKET BEHAVIOR.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

o    as set forth in these procedures,

o    when a legitimate business purpose exists for discussing the rumor.

o when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

o discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.

LEGITIMATE BUSINESS PURPOSES FOR COMMUNICATING A RUMOR EXTERNALLY: LEGITIMATE BUSINESS PURPOSES FOR DISCUSSING RUMORS OUTSIDE OF THE CONFINES OF THE FIRM
INCLUDE: FORM IN WHICH RUMOR CAN BE COMMUNICATED EXTERNALLY: WHERE A LEGITIMATE BUSINESS PURPOSE EXISTS FOR DISCUSSING A RUMOR EXTERNALLY, CARE SHOULD BE TAKEN TO ENSURE THAT THE RUMOR IS COMMUNICATED IN A MANNER THAT:

o    provides the origin of the information (where possible);

o    gives it no additional credibility or embellishment;

o    makes clear that the information is a rumor; and

o    makes clear that the information has not been verified.

TRADING: PLACING A TRADE IN A CLIENT ACCOUNT BASED STRICTLY ON A RUMOR IS PROHIBITED.

REPORTING & MONITORING: IN ORDER TO ENSURE COMPLIANCE WITH THIS POLICY, LM CAPITAL GROUP, LLC WILL SEEK TO UNCOVER THE CREATION AND/OR DISSEMINATION OF FALSE OR MISLEADING RUMORS BY SUPERVISED PERSONS FOR THE PURPOSE OF INFLUENCING THE MARKET PRICE OF THE SECURITY THROUGH TARGETED MONITORING OF COMMUNICATIONS AND/OR TRADING ACTIVITIES. THE CCO MAY PROACTIVELY SELECT AND REVIEW RANDOM EMAILS OR CONDUCT TARGETED WORD SEARCHES OF EMAILS, OR BLOOMBERG/INSTANT MESSAGES. HE/SHE MAY ALSO FLAG TRADING PATTERN ANOMALIES OR UNUSUAL PRICE FLUCTUATIONS AND RETROSPECTIVELY REVIEW EMAILS, PHONE CALLS, BLOOMBERG/INSTANT MESSAGES, ETC. WHERE HIGHLY UNUSUAL AND APPARENTLY FORTUITOUS PROFIT OR LOSS AVOIDANCE IS UNCOVERED.

Supervised persons are required to report to the CCO or a member of senior management when he/she has just cause to suspect that another supervised person of LM Capital Group, LLC has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

                       SERVICE AS AN OFFICER OR DIRECTOR

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO based upon a determination that any such board service or officer position would be consistent with the interest of LM Capital Group, LLC's clients. Where board service or an officer position is approved, LM Capital Group, LLC shall implement a "Chinese Wall" or other appropriate procedure, to isolate such person from making decisions relating to the company's securities.

                                  SOCIAL MEDIA

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" are used interchangeably herein.

As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recordingkeeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, LM Capital Group, LLC seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

GENERAL POLICY

Employees are prohibited from establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

EMPLOYEE USAGE GUIDELINES, CONTENT STANDARDS AND MONITORING

o Static content pertaining to LM Capital Group, LLC.posted on social networking sites (Linked In, etc) will be monitored by the CCO.

o    Employees are prohibited from:

o posting any misleading statements; any information about our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm; or trading activities;

o soliciting comments or postings regarding LM Capital Group, LLC that could be construed as testimonials;

o soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client's recommendation to their LinkedIn profile;

o employees cannot link from a personal blog or social networking site to LM Capital Group, LLC's internal or external website.

USE OF PERSONAL SITES

 LM Capital Group, LLC prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

                         STANDARDS OF BUSINESS CONDUCT

LM Capital Group, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all LM Capital Group, LLC's access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person's immediate family and/or household.

                              WHISTLEBLOWER POLICY

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of LM Capital Group, LLC evidence the Firm's unwavering intent to place the interests of clients ahead of self interest for LM Capital Group, LLC, our management and staff.

Every supervised person has a responsibility for knowing and following the firm's policies and procedures.
Every person in a supervisory role is also responsible for those individuals under his/her supervision. The firm's Chief Compliance Officer (CCO), has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all supervised persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any supervised person puts the Firm at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all supervised persons are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company's policies.

REPORTING POTENTIAL MISCONDUCT

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

     LM Capital Group, LLC's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

     Supervised persons may report suspected improper activity or potential violations to the CCO. The CCO will then escalate the report to Sr, Management at the firm.

RESPONSIBILITY OF THE WHISTLEBLOWER

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Firm's Code of Ethics or Compliance Policy and Procedures Manual. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

HANDLING OF REPORTED IMPROPER ACTIVITY

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable LM Capital Group, LLC to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

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NO RETALIATION POLICY

It is the Firm's policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm's other senior management in the event the concern pertains to the CCO.

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                                  DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

o    "1933 ACT" MEANS THE SECURITIES ACT OF 1933, AS AMENDED.

o    "1934 ACT" MEANS THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

o "ACCESS PERSON" MEANS ANY SUPERVISED PERSON WHO: HAS ACCESS TO NONPUBLIC INFORMATION REGARDING ANY CLIENTS' PURCHASE OR SALE OF SECURITIES, OR NONPUBLIC INFORMATION REGARDING THE PORTFOLIO HOLDINGS OF ANY REPORTABLE FUND OUR FIRM OR ITS CONTROL AFFILIATES MANAGE OR HAS ACCESS TO SUCH RECOMMENDATIONS; OR IS INVOLVED IN MAKING SECURITIES RECOMMENDATIONS TO CLIENTS THAT ARE NONPUBLIC.

o "ACCOUNT" MEANS ACCOUNTS OF ANY EMPLOYEE AND INCLUDES ACCOUNTS OF THE EMPLOYEE'S IMMEDIATE FAMILY MEMBERS (ANY RELATIVE BY BLOOD OR MARRIAGE LIVING IN THE EMPLOYEE'S HOUSEHOLD), AND ANY ACCOUNT IN WHICH HE OR SHE HAS A DIRECT OR INDIRECT BENEFICIAL INTEREST, SUCH AS TRUSTS AND CUSTODIAL ACCOUNTS OR OTHER ACCOUNTS IN WHICH THE EMPLOYEE HAS A BENEFICIAL INTEREST, CONTROLS OR EXERCISES INVESTMENT DISCRETION.

o    "ADVISERS ACT" MEANS THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED.

o "AUTOMATIC INVESTMENT PLAN" MEANS A PROGRAM IN WHICH REGULAR PERIODIC PURCHASES (OR WITHDRAWALS) ARE MADE AUTOMATICALLY IN (OF FROM) INVESTMENT ACCOUNTS IN ACCORDANCE WITH A PREDETERMINED SCHEDULE AND ALLOCATION. AN AUTOMATIC INVESTMENT PLAN INCLUDES A DIVIDEND REINVESTMENT PLAN.

o "BENEFICIAL INTEREST" SHALL BE INTERPRETED IN THE SAME MANNER AS IT WOULD BE UNDER RULE 16A-1(A)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934 IN DETERMINING WHETHER A PERSON HAS A BENEFICIAL INTEREST IN A SECURITY FOR PURPOSES OF SECTION 16 OF SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER.

o "BENEFICIAL OWNERSHIP" SHALL BE INTERPRETED IN THE SAME MANNER AS IT WOULD BE UNDER RULE 16A-1(A)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934 IN DETERMINING WHETHER A PERSON IS THE BENEFICIAL OWNER OF A SECURITY FOR PURPOSES OF SECTION 16 OF SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER.

o "Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of LM Capital Group, LLC.

o "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

o "INITIAL PUBLIC OFFERING" (IPO) MEANS AN OFFERING OF SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, THE ISSUER OF WHICH, IMMEDIATELY BEFORE REGISTRATION, WAS NOT SUBJECT TO THE REPORTING REQUIREMENTS OF SECTIONS 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

o "INSIDE INFORMATION" MEANS NON-PUBLIC INFORMATION (I.E., INFORMATION THAT IS NOT AVAILABLE TO INVESTORS GENERALLY) THAT THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER TO BE IMPORTANT IN DECIDING WHETHER TO BUY, SELL OR RETAIN A SECURITY OR WOULD VIEW IT AS HAVING SIGNIFICANTLY ALTERED THE 'TOTAL MIX' OF INFORMATION AVAILABLE,

o "INSIDER" IS BROADLY DEFINED AS IT APPLIES TO LM CAPITAL GROUP, LLC'S INSIDER TRADING POLICY AND PROCEDURES. IT INCLUDES OUR FIRM'S OFFICERS, DIRECTORS AND EMPLOYEES. IN ADDITION, A PERSON CAN BE A "TEMPORARY INSIDER" IF THEY ENTER INTO A SPECIAL CONFIDENTIAL RELATIONSHIP IN THE CONDUCT OF THE COMPANY'S AFFAIRS AND, AS A RESULT, ARE GIVEN ACCESS TO INFORMATION SOLELY FOR LM CAPITAL GROUP, LLC'S PURPOSES. A TEMPORARY INSIDER CAN INCLUDE, AMONG OTHERS, LM CAPITAL GROUP, LLC'S ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AND THE EMPLOYEES OF SUCH ORGANIZATIONS. FURTHERMORE, LM CAPITAL GROUP, LLC MAY BECOME A TEMPORARY INSIDER OF A CLIENT IT ADVISES OR FOR WHICH IT PERFORMS OTHER SERVICES. IF A CLIENT EXPECTS LM CAPITAL GROUP, LLC TO KEEP THE DISCLOSED NON-PUBLIC INFORMATION CONFIDENTIAL AND THE RELATIONSHIP IMPLIES SUCH A DUTY, THEN LM CAPITAL GROUP, LLC WILL BE CONSIDERED AN INSIDER.

o "INSIDER TRADING" IS GENERALLY UNDERSTOOD TO REFER TO THE EFFECTING OF SECURITIES TRANSACTIONS WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION (REGARDLESS OF WHETHER ONE IS AN "INSIDER") OR TO THE COMMUNICATION OF MATERIAL, NON-PUBLIC INFORMATION TO OTHERS.

o "INVESTMENT PERSON" MEANS A SUPERVISED PERSON OF LM CAPITAL GROUP, LLC WHO, IN CONNECTION WITH HIS OR HER REGULAR FUNCTIONS OR DUTIES, MAKES RECOMMENDATIONS REGARDING THE PURCHASE OR SALE OF SECURITIES FOR CLIENT ACCOUNTS (E.G., PORTFOLIO MANAGER) OR PROVIDES INFORMATION OR ADVICE TO PORTFOLIO MANAGERS, OR WHO HELP EXECUTE AND/OR IMPLEMENT THE PORTFOLIO MANAGER'S DECISION (E.G., SECURITIES ANALYSTS, TRADERS, AND PORTFOLIO ASSISTANTS); AND ANY NATURAL PERSON WHO CONTROLS LM CAPITAL GROUP, LLC AND WHO OBTAINS INFORMATION CONCERNING RECOMMENDATIONS MADE REGARDING THE PURCHASE OR SALE OF SECURITIES FOR CLIENT ACCOUNTS.

o "INVESTMENT-RELATED" MEANS ACTIVITIES THAT PERTAIN TO SECURITIES, COMMODITIES, BANKING, INSURANCE, OR REAL ESTATE (INCLUDING, BUT NOT LIMITED TO, ACTING AS OR BEING ASSOCIATED WITH AN INVESTMENT ADVISER, BROKER-DEALER, MUNICIPAL SECURITIES DEALER, GOVERNMENT SECURITIES BROKER OR DEALER, ISSUER, INVESTMENT COMPANY, FUTURES SPONSOR, BANK, OR SAVINGS ASSOCIATION).

o "LIMITED OFFERING" MEANS AN OFFERING OF SECURITIES THAT IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 PURSUANT TO SECTION 4(2) OR
     SECTION 4(6) OR PURSUANT TO RULE 504, 505, OR RULE 506 UNDER THE SECURITIES ACT OF 1933.

o "PRIVATE FUND" MEANS AN ISSUER THAT WOULD BE AN INVESTMENT COMPANY AS DEFINED IN SECTION 3 OF THE INVESTMENT COMPANY ACT OF 1940 BUT FOR SECTION 3(C)(1) OR 3(C)(7) OF THAT ACT.

o "REGISTERED FUND" MEANS AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT.

o "REPORTABLE FUND" MEANS ANY REGISTERED INVESTMENT COMPANY, I. E. , MUTUAL FUND, FOR WHICH OUR FIRM, OR A CONTROL AFFILIATE, ACTS AS INVESTMENT ADVISER, AS DEFINED IN SECTION 2(A) (20) OF THE INVESTMENT COMPANY ACT, OR PRINCIPAL UNDERWRITER.

o "REPORTABLE SECURITY" MEANS ANY SECURITY AS DEFINED IN SECTION 202(A)(18) OF THE ADVISERS ACT, EXCEPT THAT IT DOES NOT INCLUDE: (I) TRANSACTIONS AND HOLDINGS IN DIRECT OBLIGATIONS OF THE GOVERNMENT OF THE UNITED STATES; (II) BANKERS' ACCEPTANCES, BANK CERTIFICATES OF DEPOSIT, COMMERCIAL PAPER AND OTHER HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS, INCLUDING REPURCHASE AGREEMENTS; (III) SHARES ISSUED BY MONEY MARKET FUNDS; (IV) TRANSACTIONS AND HOLDINGS IN SHARES OF OTHER TYPES OF OPEN-END REGISTERED MUTUAL FUNDS, UNLESS LM CAPITAL GROUP, LLC OR A CONTROL AFFILIATE ACTS AS THE INVESTMENT ADVISER OR PRINCIPAL UNDERWRITER FOR THE FUND; (V) TRANSACTIONS IN UNITS OF A UNIT INVESTMENT TRUST IF THE UNIT INVESTMENT TRUST IS INVESTED EXCLUSIVELY IN MUTUAL FUNDS, UNLESS LM CAPITAL GROUP, LLC OR A CONTROL AFFILIATE ACTS AS THE INVESTMENT ADVISER OR PRINCIPAL UNDERWRITER FOR THE FUND; AND (VI) 529 PLANS, UNLESS LM CAPITAL GROUP, LLC OR A CONTROL AFFILIATE MANAGES, DISTRIBUTES, MARKETS OR UNDERWRITES THE 529 PLAN OR THE INVESTMENTS (INCLUDING A FUND THAT IS DEFINED AS A REPORTABLE FUND UNDER RULE 204A-1) AND STRATEGIES UNDERLYING THE 529 PLAN THAT IS A COLLEGE SAVINGS PLAN.

o "SUPERVISED PERSON" MEANS ANY DIRECTORS, OFFICERS AND PARTNERS OF LM CAPITAL GROUP, LLC (OR OTHER PERSONS OCCUPYING A SIMILAR STATUS OR PERFORMING SIMILAR FUNCTIONS); EMPLOYEES OF LM CAPITAL GROUP, LLC; AND ANY OTHER PERSON WHO PROVIDES ADVICE ON BEHALF OF LM CAPITAL GROUP, LLC AND IS SUBJECT TO LM CAPITAL GROUP, LLC'S SUPERVISION AND CONTROL.